Exhibit 99.1

Nucor Announces the Addition of Patrick Dempsey to the Nucor Board of Directors

CHARLOTTE, N.C., Dec. 1, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today that its board of directors has elected Patrick J. Dempsey as a director effective immediately. Mr. Dempsey, 52, is President and Chief Executive Officer of Barnes Group Inc. ("Barnes"), an international industrial and aerospace manufacturer and services provider.

Prior to being appointed CEO of Barnes, Mr. Dempsey served as Barnes's Senior Vice President and Chief Operating Officer, and was responsible for oversight and direction of its global business segments, as well as working closely on the development and execution of Barnes's strategic plan. Mr. Dempsey joined Barnes in October 2000 and has held a series of roles, including President, Windsor Airmotive; Vice President, Barnes; President, Barnes Aerospace; President, Barnes Distribution; and President, Logistics and Manufacturing Services. Prior to joining Barnes, Mr. Dempsey held leadership positions at United Technologies' Pratt and Whitney Division and the Interturbine Group of Companies. Mr. Dempsey currently serves as a Director of Barnes and also serves on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI).

Mr. Dempsey holds a Bachelor of Technology (Education) in Metal and Engineering Technology from the University of Limerick, Ireland, and a Masters of Business Administration degree from the University of Michigan.

"Patrick brings extensive experience in the areas of business management, technology leadership, corporate strategy and development, and international business," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "He will be an excellent addition to our board and we are pleased to welcome him to the Nucor team."

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208